Exhibit 10.36

Description of Agreement for Services

In 2008 and 2009, Nathan J. Mazurek provided Pioneer Transformers Ltd. (“Pioneer Transformers”) with executive services and served as its chief executive officer, president and vice president, sales and marketing.  Mr. Mazurek had all of the duties, authorities, powers and responsibilities commensurate with all of the duties, authorities, powers and responsibilities of a chief executive officer, a president and a vice president, sales and marketing.  Pioneer Transformers  paid an aggregate of $150,000 and $250,000 in 2008 and 2009, respectively, to Provident Management, Inc. and Provident Canada Corp., each of which is controlled by Mr. Mazurek, as consideration for Mr. Mazurek’s services.